EXHIBIT 99.1
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AT THE TRUST
Robert G. Higgins
Primary Trustee                        L.G. Schafran
312-424-3999                           Co-Trustee
RGH_BANYAN@msn.com                     ir@banyanreit.com


FOR IMMEDIATE RELEASE
TUESDAY, JUNE 3, 2003



               MEDIATION BETWEEN BSRT LIQUIDATING TRUST
                AND LEONARD G. LEVINE IS UNSUCCESSFUL;
                        LITIGATION WILL RESUME


CHICAGO, ILLINOIS - JUNE 3, 2003 - BSRT Liquidating Trust, the successor to Banyan Strategic Realty Trust (OTCBB:BSRTE), announced today that the day-long mediation conducted on June 2, 2003 between BSRT and Leonard G. Levine failed to accomplish a resolution of the parties' disputed issues. Accordingly, the parties will resume the litigation pending between them. The next court date is June 11, 2003, at which time the parties will appear before Judge Richard A. Siebel for a status hearing. BSRT expects that Judge Siebel will reestablish discovery deadlines on that date.

The litigation with Banyan's suspended President, Leonard G. Levine, involves allegations by BSRT that Banyan had and has just cause to terminate Mr. Levine at the time of his suspension in August of 2000. Banyan also seeks damages on theories alleging breaches of Mr. Levine's fiduciary duties. Mr. Levine has filed a counterclaim which seeks several different components of compensation allegedly due him. No trial date has been set.

BSRT Liquidating Trust is a trust formed under the laws of the State of Illinois. On January 3, 2003, BSRT acquired, by assignment, all of the assets and assumed all of the liabilities of Banyan Strategic Realty Trust, which liquidated and terminated on that date. BSRT continues to manage those assets and to discharge those liabilities and, following the conclusion of the Levine litigation, intends to ultimately distribute all remaining cash (after the payment of all liabilities and the taking of all proper reserves) to its beneficiaries, who are the former shareholders of Banyan Strategic Realty Trust.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties, such as the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission by Banyan Strategic Realty Trust, including the report on Form 10-K for the year ended December 31, 2002 which was filed with the Securities and Exchange Commission on February 7, 2003. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



          See Banyan's Website at http://www.banyanreit.com.


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